Exhibit 99.1

Fred's Reports Third Quarter 2012 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--November 20, 2012--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the third quarter and nine months ended October 27, 2012.

For the third quarter ended October 27, 2012, Fred's net income totaled $6.6 million or $0.18 per diluted share compared with net income of $9.0 million or $0.24 per diluted share in the year-earlier period. As previously announced, the decline in net income for the quarter reflected the impact of a shift in layaway sales, unfavorable LIFO expense charges in the quarter and higher operating expenses. Fred's net income for the first nine months of 2012 totaled $23.1 million or $0.63 per diluted share compared with $23.6 million or $0.61 per diluted share in the prior year.

Fred's total sales for the third quarter of fiscal 2012 increased 1% to $450.6 million from $444.4 million for the same period last year. Comparable store sales for the quarter declined 2.5% compared with an increase of 1.5% in the third quarter last year. Fred's total sales for the first nine months of fiscal 2012 increased 3% to $1.422 billion from $1.381 billion for the same period last year. Comparable store sales for the first nine months of 2012 decreased 0.8% compared with a 0.7% increase for the same period last year.

Commenting on the results, Bruce A. Efird, Chief Executive Officer, said, "We were gratified to see general merchandise sales and traffic improve during the final month of the quarter in response to our increased marketing initiatives. The third quarter reflected the intensely challenging retail climate we face and the effects of the brand-to-generic shift on pharmacy sales throughout the quarter. Despite this negative impact on top-line sales, our pharmacy department produced strong results for the quarter, with growth in comparable prescription counts and increased gross margins.

"Management supports the Board's decision to issue a special dividend payable in December, which recognizes the quality and strength of our balance sheet and cash flows," Efird continued. "Our stores are ready and well stocked and our merchandising and marketing plans are in place to deliver great values for our customers in the holiday season ahead. In short, we believe Fred's remains well positioned for a solid finish to 2012, and that the Company will continue to generate momentum in the upcoming fiscal year."

Fred's gross profit for the third quarter of 2012 increased 2% to $138.1 million from $136.0 million in the prior-year period. Gross margin for the quarter increased to 30.7% compared with 30.6% compared with the same quarter last year. Gross profit for the first nine months of 2012 increased 4% to $417.7 million from $400.8 million in the prior-year period. Gross margin for the nine-month period increased to 29.4% compared with 29.0% in the prior-year period. The improvement for the quarter and year-to-date period was driven by a higher pharmacy department gross margin that was partially offset by increased LIFO charges on pharmacy department inventory, as well as promotional markdowns and shrinkage.

Selling, general and administrative expenses for the quarter, including depreciation and amortization, deleveraged 90 basis points to 28.5% of sales from 27.6% of sales in the prior-year quarter. For the first nine months of 2012, selling general and administrative expenses deleveraged 90 basis points to 27.2% from 26.3% of sales in the first nine months of 2011. The deleveraging in the quarter and year-to-date periods was primarily attributable to higher depreciation and amortization, as well as labor and occupancy costs associated with new store and pharmacy growth.

Operating income for the third quarter of 2012 was $10.1 million or 2.2% of sales compared with $13.6 million or 3.0% of sales in the prior-year period. For the first nine months of 2012, operating income was $30.6 million or 2.2% of sales from $37.0 million or 2.7% of sales in the first nine months of 2011.

Through the first nine months of the year, the Company opened 27 new locations, comprising 14 new stores and 13 new Xpress pharmacies. Fred's also closed 13 stores during the year and converted six Xpress pharmacies to full size stores.

Guidance for the fourth quarter reflects an extra week, which is the result of the 53rd week in fiscal year 2012. In the fourth quarter of 2012, the Company expects total sales to increase in the range of 9.0% to 11.0%, or 2% to 4% excluding the extra week. Comparable store sales are expected to increase 6% to 8%, or negative 2% to flat excluding the extra week, compared with an increase of 0.1% in the fourth quarter last year.

Fourth quarter 2012 earnings per diluted share are forecasted to increase 19% to 38% to the range of $0.31 to $0.36 compared with earnings per diluted share of $0.26 during the same quarter last year. The extra week in the quarter is expected to add $0.02 earnings per share. Based on results for the first nine months of 2012 and this outlook, the Company now expects total earnings per diluted share for 2012 to be in the range of $0.94 to $0.99.

Currently, Fred's, Inc. operates 708 discount general merchandise stores, including 21 franchised Fred's stores, in the southeastern United States. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's third quarter 2012 conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until December 20, 2012.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (In thousands, except per share amounts)

	13 Weeks Ended October 27, 2012	13 Weeks Ended October 29, 2011	Percent Change

Net sales	$450,574	$444,378	1.4%
Operating income	$10,120	$13,559	(25.4)%
Net income	$6,561	$9,032	(27.4)%
Net income per share:
Basic	$0.18	$0.24	(25.0)%
Diluted	$0.18	$0.24	(25.0)%
Average shares outstanding:
Basic	36,443	37,618
Diluted	36,583	37,669

	39 Weeks Ended October 27, 2012	39 Weeks Ended October 29, 2011	Percent Change

Net sales	$1,421,895	$1,381,467	2.9%
Operating income	$30,587	$36,950	(17.2)%
Net income	$23,073	$23,632	(2.4)%
Net income per share:
Basic	$0.63	$0.61	3.3%
Diluted	$0.63	$0.61	3.3%
Average shares outstanding:
Basic	36,626	38,617
Diluted	36,761	38,704

FRED’S, INC. Unaudited Fiscal 2012 Third Quarter Results (in thousands, except per share amounts)

	13 Weeks Ended October 27, 2012	% of Total	13 Weeks Ended October 29, 2011	% of Total
Net sales	$450,574	100.0%	$444,378	100.0%
Cost of goods sold	312,441	69.3%	308,412	69.4%
Gross profit	138,133	30.7%	135,966	30.6%
Depreciation & amortization	9,880	2.2%	8,463	1.9%
Selling, general and administrative expenses	118,133	26.3%	113,944	25.7%
Operating income	10,120	2.2%	13,559	3.0%
Interest expense, net	129	0.0%	100	0.0%
Income before income taxes	9,991	2.2%	13,459	3.0%
Provision for income taxes	3,430	0.7%	4,427	1.0%
Net income	$6,561	1.5%	$9,032	2.0%
Net income per share:
Basic	$0.18		$0.24
Diluted	$0.18		$0.24
Weighted average shares outstanding:
Basic	36,443		37,618
Diluted	36,583		37,669

Unaudited Fiscal 2012 Nine-month Results (in thousands, except per share amounts)

	39 Weeks Ended October 27, 2012	% of Total	39 Weeks Ended October 29, 2011	% of Total
Net sales	$1,421,895	100.0%	$1,381,467	100.0%
Cost of goods sold	1,004,162	70.6%	980,628	71.0%
Gross profit	417,733	29.4%	400,839	29.0%
Depreciation & amortization	28,718	2.0%	24,312	1.7%
Selling, general and administrative expenses	358,428	25.2%	339,577	24.6%
Operating income	30,587	2.2%	36,950	2.7%
Interest expense, net	402	0.1%	263	0.0%
Income before income taxes	30,185	2.1%	36,687	2.7%
Provision for income taxes	7,112	0.5%	13,055	1.0%
Net income	$23,073	1.6%	$23,632	1.7%
Net income per share:
Basic	$0.63		$0.61
Diluted	$0.63		$0.61
Weighted average shares outstanding:
Basic	36,626		38,617
Diluted	36,761		38,704

FRED'S, INC. Unaudited Balance Sheet (in thousands)

	October 27, 2012	October 29, 2011

ASSETS:
Cash and cash equivalents	$16,119	$19,978
Inventories	392,523	377,451
Receivables	30,584	32,158
Other non-trade receivables	36,252	30,132
Prepaid expenses and other current assets	11,515	14,271
Total current assets	486,993	473,990
Property and equipment, net	158,143	160,958
Intangibles	37,601	26,068
Other non-current assets	3,386	3,331
Total assets	$686,123	$664,347

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$153,526	$150,742
Current portion of indebtedness	1,281	362
Accrued expenses and other	43,220	44,449
Deferred income taxes	24,870	24,019
Total current liabilities	222,897	219,572

Long-term portion of indebtedness	5,438	7,024
Deferred income taxes	6,541	2,134
Other non-current liabilities	18,074	20,834
Total liabilities	252,950	249,564
Shareholders' equity	433,173	414,783
Total liabilities and shareholders' equity	$686,123	$664,347

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and
Chief Financial Officer